EX-99.2

News Release

	For Immediate Release			Date: September 28, 2005
Corporate Headquarters
4601 College Boulevard, Suite 300
Leawood, Kansas, 66211 USA	Media Contact:	Shruthi Dyapaiah	1-913-327-4225	sdyapaiah@euronetworldwide.com
1-913-327- 4200	Investor Relations:	IR Dept	1-913-327-4200	investor@euronetworldwide.com
Euronet Worldwide Confirms Quarterly Earnings Guidance
LEAWOOD, KANSAS—September 28, 2005—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, confirmed today that, consistent with its July 26, 2005 press release, it expects earnings per share to be approximately $0.24 for the third quarter of 2005, which is $0.01 more than the second quarter of 2005. This earnings per share figure does not take into consideration the effects of foreign exchange gains or losses, discontinued operations, losses on the early retirement of debt, and other non-operating or unusual items, as Euronet cannot reasonably project the amount of these items. A copy of the July 26, 2005 press release was attached as Exhibit 99.1 to Euronet’s Current Report on Form 8-K furnished, not filed, by Euronet to the Securities and Exchange Commission on July 27, 2005.
About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, electronic prepaid top-up services to financial institutions, mobile operators and retailers, as well as electronic consumer money transfer and bill payment services. Euronet operates and services the largest pan-European group of ATMs and operates the largest Indian shared ATM network. Euronet is also one of the largest providers of prepaid processing, or top-up services, for prepaid mobile airtime. The company is a licensed electronic money transmitter and bill payment company via Euronet Payments and Remittance, Inc. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 208,000 point-of-sale terminals across more than 101,000 retailers in Europe, Asia Pacific, Africa, and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 23 offices worldwide, Euronet serves clients in more than 70 countries. Visit the company’s web site at www.euronetworldwide.com.
Forward-Looking Statements
Any statements contained in this news release that concern the company’s or management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company’s business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-K for the period ended December 31, 2004 and its Forms 10-Q for the periods ended March 31, 2005 and June 30, 2005. Copies of these filings may be obtained by contacting the company or the SEC. Euronet does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.